Exhibit 99.1

News Release

Standard Pacific Corp. Names Jeffrey J. McCall Chief Financial Officer
and Executive Vice President

IRVINE, CALIFORNIA, May 31, 2011, Today, Standard Pacific Corp. (NYSE: SPF) announced that Jeffrey J. McCall is joining the Company as Chief Financial Officer and Executive Vice President, effective June 1, 2011. McCall will report to Chief Executive Officer Ken Campbell.

“Having worked with Jeff in the past, I know firsthand the unique perspective from beyond the homebuilding industry that he will bring to our company as we continue to navigate the current market environment,” said Campbell. “His ability to translate his extensive financial expertise into actionable business strategies will uniquely position our company for further success.”

Most recently, McCall served as Chief Financial Officer -Americas with REGUS plc, the world’s largest provider of workplace solutions. During his seven years with REGUS, he was responsible for the financial, strategic and operating direction for the Americas region, which includes 500 locations in 15 countries. In 2004, REGUS acquired HQ Global Workplaces, Inc., where McCall served as Chief Financial Officer and Executive Vice President.  Earlier in his career, McCall served as a Principal at Casas, Benjamin & White, LLC, a leading boutique financial advisory services firm specializing in middle market mergers, acquisitions, divestitures, restructurings and private equity investments.

McCall will replace John Stephens, who is leaving the Company to pursue new professional opportunities. “John has been an integral part of the transformation of Standard Pacific Homes from a company that many had counted out of the game to one of the leaders in our industry,” said Campbell. “He led the recent refinancing of over $1.3 billion of our near-term debt and procured our $210 million unsecured revolving credit facility, positioning the Company for years of growth to come. We wish John all the best.”

About Standard Pacific Corp.
Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 113,000 families during its 45-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. For more information about the Company and its new home developments, please visit our website at: www.StandardPacificHomes.com.

Contact:
Wendy Marlett, Chief Marketing Officer and EVP, Sales, Marketing and Communications
(949) 789-1616, wmarlett@stanpac.com